EXHIBIT 4.10

ASSET PURCHASE AGREEMENT

        This ASSET PURCHASE AGREEMENT (the "Agreement"), is made and entered into as of August 3, 2001 by and between CENTERSPAN COMMUNICATIONS CORPORATION, an Oregon corporation ("Purchaser") and SUPERTRACKS.COM, INC., an Oregon corporation ("Seller").

RECITALS

        A.    Seller desires to sell certain of its assets to Purchaser, at the price and on the terms and conditions herein set forth.

        B.    Purchaser desires to purchase such assets at the price and on the terms and conditions herein set forth.

        NOW THEREFORE, for and in consideration of the premises contained above and the mutual covenants expressed herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions set forth in this Agreement, the parties hereto agree as follows:

Section 1. Purchase of Assets

  1.1 Purchase of Purchased Assets

        Subject to the terms and conditions of this Agreement, at the Closing Date, Seller shall sell, transfer, convey, assign and deliver (collectively, "transfer"), or cause to be transferred, to Purchaser, free and clear of all liens, and Purchaser shall purchase and acquire, all of Seller's right, title and interest in and to the assets set forth on Schedule 1 hereto (the "Purchased Assets"), including, to the extent related or incident to the Purchased Assets, all of Seller's right, title and interest in and to all computer programs, software, source code, object code, copyrights, and their registrations and applications, and all goodwill associated therewith, all domestic and foreign patents and patent applications, all technology, know how, trade secrets, development and work-in-progress and all documentary evidence of the foregoing.

  1.2 Purchase Price

        Purchaser shall deliver to Seller on the Closing Date 66,905 shares of the Purchaser's Common Stock (the "Shares").

  1.3 Closing

        The closing of the purchase and sale of the Purchased Assets shall take place at 10:00 a.m. at the offices of Perkins Coie, 1211 S.W. Fifth Avenue, Suite 1500, Portland, Oregon, on August,    , 2001, or at such other time, date and location as the parties hereto mutually agree. Such time and date are herein referred to as the "Closing Date."

  1.4 Instruments of Sale and Transfer

        On or prior to the Closing Date, Seller shall deliver to Purchaser and Purchaser shall deliver to Seller, as the case may be, such instruments of sale and assignment as shall, in the reasonable judgment of Purchaser, be effective to vest in Purchaser on the Closing Date all of Seller's right, title and interest in and to the Purchased Assets.

  1.5 Shareholder Approvals

        Seller shall promptly and duly call, give notice of, convene and hold as soon as reasonably practicable following the date hereof a meeting of the Seller's shareholders for the purpose of voting to approve the transaction contemplated hereby. Seller shall also use its reasonable best efforts to obtain all necessary approvals of the transaction contemplated hereby required to be obtained from the holders of Seller's preferred stock under the terms of the investor rights agreement between Seller and such holders.

Section 2. Representations and Warranties of Seller

        The Seller hereby represents and warrants to the Purchaser, except as set forth under appropriate section references on the Schedule of Exceptions, attached as Schedule 2 hereto (the "Seller Schedule of Exceptions"), that:

  2.1 Organization, Valid Existence

        Seller is a corporation duly organized and validly existing under the laws of the State of Oregon. Seller has all requisite corporate power and authority to own, operate and lease the Purchased Assets, and to carry on its business as it is now being conducted.

  2.2 Corporate Authority

        Seller has full corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution and delivery by Seller of this Agreement, the performance by Seller of its obligations hereunder, and the consummation by Seller of the transaction contemplated hereby have been duly authorized by all necessary corporate action, except for the necessary approvals of Seller's shareholders. This Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws relating to or limiting creditors' rights generally and by equitable principles.

  2.3 No Conflict

        The execution, delivery and performance of this Agreement by Seller and the consummation of the transaction contemplated hereby does not and will not (a) violate, conflict with, or result in any breach of any provision of Seller's articles of incorporation or bylaws; or (b) violate, conflict with, result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under any contract or judgment to which Seller is a party or by which it is bound or which relates to the Purchased Assets; or (c) result in the creation of any encumbrance on any of the Purchased Assets; or (d) violate any applicable law, statute, rule, ordinance or regulation of any governmental authority.

  2.4 Consents and Approvals

        No consent, approval or authorization of any third party is required for the execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby and no consent, approval or authorization of, or declaration, filing or registration with, any governmental authority is required for the execution, delivery and performance by Seller of this Agreement and for the consummation by Seller of the transaction contemplated hereby, except in each case, for consents and approvals that have been obtained or will be obtained on or prior to the Closing Date.

  2.5 Claims and Legal Proceedings

        There are no claims pending or, to Seller's knowledge, threatened against Seller with respect to the Purchased Assets or the transactions contemplated hereby, before or by any governmental authority or nongovernmental department, commission, board, bureau, agency or instrumentality or any other person. Seller is not aware of any valid basis for any such claim that could reasonably be expected to have a Material Adverse Effect (as used herein, "Material Adverse Effect" means, with respect to any event or circumstance (either individually or in the aggregate with all such events and circumstances), an effect caused thereby or resulting therefrom that would be materially adverse as to, or in respect to: (a) the Purchased Assets; (b) the ability of Seller to perform its obligations under this Agreement; or (c) the validity or enforceability of this Agreement). There are no outstanding or unsatisfied judgments, orders, decrees, writs, injunctions or stipulations to which Seller is a party or by which it or any of its properties is bound, that involve the transaction contemplated herein or that, alone or in the aggregate, could reasonably be expect to have a Material Adverse Effect.

  2.6 Title to Purchased Assets

          (a)  Seller is the sole and exclusive owner of the entire right, title and interest in and to, and has the sole and exclusive right to use, free and clear of any payment obligation, lien or other encumbrance, all the Purchased Assets referenced in Section 1.1 and listed on Schedule 1.

          (b)  To Seller's best knowledge, none of the Purchased Assets or Seller's rights thereto are being infringed or otherwise violated by any Person.

          (c)  The use of the Purchased Assets by Seller and the intended use or application of products of Seller by customers in accordance with promotions or recommendations of Seller, do not infringe or otherwise violate any rights of any person, and there is no pending or, to the knowledge of Seller, threatened claim alleging any such infringement or violation. In addition, there is no pending or, to the knowledge of Seller, threatened claim alleging any defect in or invalidity, misuse or unenforceability of, or challenging the ownership or use of or Seller's rights with respect to, any of the Purchased Assets, and Seller is not aware of any basis for any such claim. None of the Purchased Assets is subject to any judgment.

          (d)  Section 2.6(d) of the Schedule of Exceptions lists all material options, licenses or agreements of any kind relating to the Purchased Assets by which Seller is bound or to which it is a party.

          (e)  Seller is not obligated to pay any royalties or other payments to third parties with respect to the license or use of any of the Purchased Assets.

  2.7 Purchase Entirely for Own Account

        This Agreement is made with the Seller in reliance upon the Seller's representation to the Purchaser, which by the Seller's execution of this Agreement the Seller hereby confirms, that the Shares will be acquired for investment for the Seller's own account, and not with a view to the distribution of any part thereof, and that the Seller has no present intention of selling, granting any participation in, or otherwise distributing the same in a manner contrary to the Securities Act of 1933, as amended (the "Act"), or applicable state securities laws.

  2.8 Disclosure of Information; Due Diligence

        The Seller has reviewed a copy of the SEC Documents (as defined in Section 3.6). The Seller represents and acknowledges that it has been solely responsible for its own "due diligence" investigation of the Purchaser and of the management and business of the Purchaser, for its own analysis of the merits and risks of this investment, and for its own analysis of the fairness and desirability of the terms of the investment; that in taking any action or performing any role relative to the arranging of the proposed investment, the Seller has acted solely in its own interests.

  2.9 Investment Experience; Accredited Investor Status

        The Seller acknowledges that the Shares are a speculative risk. The Seller is able to fend for itself in the transactions contemplated by this Agreement, can bear the economic risk of its investment

(including possible complete loss of such investment) for an indefinite period of time and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares. The Seller understands that the Shares have not been registered under the Act, or under the securities laws of any jurisdiction, by reason of reliance upon certain exemptions, and that the reliance of the Purchaser on such exemptions is predicated upon the accuracy of the Seller's representations and warranties in this Section 2.

  2.10 Restricted Securities

        The Seller understands that the Shares are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Purchaser in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act only in certain limited circumstances and in accordance with the terms and conditions set forth in the legend described in Section 2.11 below. In this connection, the Seller represents that it is familiar with Rule 144 promulgated under the Act, as currently in effect, and understands the resale limitations imposed thereby and by the Act.

  2.11 Legend

        It is understood that the certificates evidencing the Shares may bear the following or a similar legend:

  THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR APPLICABLE STATE LAW, AND NO INTEREST THEREIN MAY BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS (A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS COVERING ANY SUCH TRANSACTION INVOLVING SAID SECURITIES, OR (B) SUCH TRANSACTION IS EXEMPT FROM, AND NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE ACT AND APPLICABLE STATE SECURITIES LAWS AND THIS CORPORATION RECEIVES AN OPINION OF LEGAL COUNSEL FOR THE HOLDER OF THESE SECURITIES SATISFACTORY TO THIS CORPORATION STATING THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION, OR (C) THIS CORPORATION OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION.

        Notwithstanding anything to the contrary in this Agreement, the Purchaser agrees that the Seller may, in the absence of an effective registration statement under the Act and applicable state securities laws covering transactions involving the Shares or an opinion of legal counsel stating that registration is not required, voluntarily or involuntarily transfer Shares to the Seller's secured creditors and, in payment of legal fees and expenses, to the Seller's legal counsel, provided, that in each case, the transferee shall represent to Purchaser in writing that such transferee is an "accredited investor" as defined in Rule 501(a) of Regulation D promulgated under the Act and provided further that such transferee shall receive and hold such Shares subject to the provisions set forth in Sections 2.7, 2.8, 2.9, 2.10 and 2.11 of this Agreement and shall furnish to the parties hereto a written agreement to be bound by and comply with such provisions in respect of such Shares so transferred.

  2.12 Residency

        For purposes of the application of state securities laws, the Seller represents that it is a resident of the state indicated on the signature pages hereof (or if not a natural person, the Seller made its investment decision with respect to the Shares from its office located in such state).

Section 3. Representations and Warranties of Purchaser

        The Purchaser hereby represents and warrants to the Seller, except as set forth under appropriate section references on the Schedule of Exceptions, attached as Schedule 3 hereto (the "Purchaser Schedule of Exceptions"), that:

  3.1 Organization, Valid Existence

        The Purchaser is a corporation duly organized and validly existing under the laws of the State of Oregon. Purchaser has all requisite corporate power and authority to own or lease and operate its assets and to carry on its business as it is now conducted.

  3.2 Corporate Authority

        Purchaser has full corporate power and authority to execute and deliver this Agreement and each of the certificates, instruments and documents executed or delivered by it pursuant to the terms of this Agreement. The execution and delivery by Purchaser of this Agreement, the performance by Purchaser of its obligations hereunder and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

  3.3 No Conflict

        Neither the execution and delivery by Purchaser of this Agreement, the performance by Purchaser of its obligations hereunder, nor the consummation of the transactions contemplated hereby will (a) violate, conflict with or result in any breach of any provision of Purchaser's articles of incorporation or bylaws; or (b) violate, conflict with, result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under any contract or judgment to which Purchaser is a party or by which it is bound; or (c) violate any applicable law, statute, rule, ordinance or regulation of any governmental authority.

  3.4 Securities

        The Shares to be issued pursuant to this Agreement, when issued and delivered to the Seller pursuant to this Agreement, shall be validly issued, fully paid and nonassessable and, assuming the accuracy of the representations and warranties contained in Section 2, issued in compliance with applicable federal and state securities laws.

  3.5 Capitalization

        The authorized capital stock of the Purchaser consists of 25,000,000 shares of Common Stock, of which 8,699,118 shares were issued and outstanding as of July 23, 2001, and 5,000,000 shares of preferred stock, par value $0.01 per share, none of which is issued or outstanding. Such issued and outstanding shares of Common Stock are validly issued, fully paid and nonassessable.

  3.6 SEC Documents

        The Purchaser has furnished or made available to the Seller true and complete copies of (a) its Annual Report on Form 10-K for the fiscal year ended December 31, 2000, (b) all Forms 8-K filed after the date of such Form 10-K, if any, (c) its Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, (d) its Proxy Statement, dated April 16, 2001, for the annual meeting of the Purchaser's shareholders which was held on May 15, 2001 (collectively, the "SEC Documents"), and (e) its June 30, 2001 consolidated balance sheets, consolidated statements of operations and consolidated statements of cash flows (collectively, the "Financial Statements") (the Financial Statements are attached hereto as Exhibit 3.6). As of their respective filing dates, each of the SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the Shares and Exchange

Commission promulgated thereunder. Since the date of the Financial Statements and the most recent SEC Document, there has not occurred any event that has had or is reasonably likely to have a material adverse impact on the business, financial condition or results of operations of the Purchaser.

  3.7 S-3 Registration

        The Shares delivered to Seller pursuant to Section 1.2 shall be included on a registration statement on Form S-3 to be filed by Purchaser with the Securities and Exchange Commission not later than August 20, 2001, and the Purchaser shall use its reasonable best efforts to cause such registration statement to become effective at the earliest practicable date and thereafter to remain in effect and current for a period of not less than one year from the date of its effectiveness.

Section 4. Conditions of Purchaser's Obligations to Close

        The obligations of the Purchaser to the Seller under this Agreement are subject to the fulfillment at or before the Closing Date of each of the following conditions:

  4.1 Representations and Warranties

        The representations and warranties of the Seller contained in Section 2 shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made as of the Closing Date.

  4.2 Qualification

        The offer and sale to the Seller of the Shares shall be qualified or exempt from qualification under all applicable federal and state securities laws.

  4.3 Consents

        The secured creditors of Seller, and any other person identified on the Schedule of Exceptions whose consent is required, shall have consented to the transactions contemplated by this Agreement, and any liens on the Purchased Assets shall have been released.

  4.4 Shareholder Approvals

        The transaction contemplated hereby shall have been approved by the affirmative vote of the holders of a majority of the outstanding shares of Seller entitled to vote thereon. Seller shall have obtained all necessary approvals of the transaction contemplated hereby required to be obtained from the holders of Seller's preferred stock under the terms of the investor rights agreement between Seller and such holders.

  4.5 Instruments of Transfer

        Seller shall have delivered instruments of transfer and assignment to evidence the transfer of the Purchased Assets in form and substance reasonably satisfactory to Purchaser.

Section 5. Conditions of Seller's Obligations to Close

        The obligations of the Seller to the Purchaser under this Agreement are subject to the fulfillment at or before the Closing Date of each of the following conditions:

  5.1 Representations and Warranties

        The representations and warranties of the Purchaser contained in Section 3 shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made as of the Closing Date.

  5.2 Shareholder Approvals

        The transaction contemplated hereby shall have been approved by the affirmative vote of the holders of a majority of the outstanding shares of Seller entitled to vote thereon. Seller shall have obtained all necessary approvals of the transaction contemplated hereby required to be obtained from the holders of Seller's preferred stock under the terms of the investor rights agreement between Seller and such holders.

Section 6. Miscellaneous

  6.1 Further Assurances

        Seller shall from time to time at Purchaser's request execute and deliver, or cause to be executed and delivered, such further instruments of conveyance, assignment and transfer or other documents, and perform such further acts and obtain such further consents, approvals and authorizations, as Purchaser may reasonably require in order to fully effect the conveyance and transfer to Purchaser of, or perfect Purchaser's right, title and interest in, any of the Purchased Assets, to assist Purchaser in obtaining possession of any of the Purchased Assets, or to otherwise comply with the provisions of this Agreement and consummate the transactions contemplated by this Agreement. To the extent that Seller is unwilling or unable timely to perform in accordance with the foregoing, Seller hereby irrevocably appoints Purchaser as such party's attorney-in-fact, with all required authority to carry out such party's obligations under this Section.

  6.2 Entire Agreement

        Each party hereto acknowledges that this Agreement embodies the entire agreement and understanding between them with respect to the subject matter hereof and supersedes any prior agreements and understandings relating to the subject matter hereof. This Agreement may not be altered, modified, terminated, or discharged except by a writing signed by the party against whom such alteration, modification, termination or discharge is sought.

  6.3 No Waiver

        No omission or delay by any party at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants, or provisions hereof at any time designed, shall be a waiver of any such right or remedy nor shall it in any way affect the right to enforce such provisions thereafter.

  6.4 Binding Nature

        Subject to Section 6.5, this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, heirs, personal representatives, and assigns, and any receiver, trustee in bankruptcy, or representatives of the creditors of each such party.

  6.5 Assignment

        Neither Seller nor Purchaser shall assign their rights under this Agreement without the prior written consent of the other.

  6.6 Notices

        Any notice, request, or other communication to either party by the other as provided for herein shall be given in writing and shall be deemed given only if actually received by the addressee or sent by certified or registered United States mail, return receipt requested, as follows:

        If to Purchaser:

    CenterSpan Communications Corporation
    7175 NW Evergreen Parkway

    Hillsboro, Oregon 97124
    Attn.: Chief Financial Officer

        With a copy to:

    Perkins Coie LLP
    1211 S.W. Fifth Avenue, Suite 1500
    Portland, OR 97204
    Attn: Patrick J. Simpson

        If to Seller:

    SuperTracks.com, Inc.
    c/o Stoel Rives LLP
    900 S.W. Fifth Avenue, Suite 2600
    Portland, OR 97204
    Attn: Charles Jennings

        With a copy to:

    Stoel Rives LLP
    900 S.W. Fifth Avenue, Suite 2600
    Portland, OR 97204
    Attn: John J. Halle

        The person and the place to which notices are to be mailed to either party may be changed from time to time by such party by written notice to the other party in accordance with the provisions of this Section 6.6.

  6.7 Applicable Law

        The parties intend that this Agreement shall be governed and construed for all purposes under and in accordance with the internal law of the State of Oregon applicable to contracts made and wholly performed within Oregon by persons domiciled in Oregon.

  6.8 Invalid Provisions

        If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.

  6.9 Identical Counterparts

        This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument, but only one of which need be produced.

        IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date first above written.

PURCHASER:
CENTERSPAN COMMUNICATIONS CORPORATION
By:	/s/ MARK CONAN
Its:	VP Finance & Administration & CFO
SELLER:
SUPERTRACKS.COM, INC.
By:	/s/ CHARLES JENNINGS
Its:	President and CEO